EXHIBIT 99.2

ADDITIONAL THIRD QUARTER 2005 DISCLOSURES

(Unaudited)

•	Cash, cash equivalents and short-term investments at September 30, 2005 were $382.0 million.

•	Financing facility for pre-delivery deposits for 2006 and 2007 deliveries closed during the quarter for $51.9 million.

•	Long-term debt balance at September 30, 2005 was $455.6 million which reflects debt financing for aircraft purchases, pre-delivery deposit financing and capital leases for spare engines.

•	Stockholders equity at September 30, 2005 was $344.2 million.

•	Unit revenue for the third quarter was up 16.4 percent. July, August, and September unit revenues were up 12, 10, and 30 percent, respectively.

•	During the third quarter of 2005, we took delivery of two B737 aircraft, exercised options for two B737 aircraft for delivery in 2007, and purchase rights for fifteen B737 aircraft for delivery in 2009, increasing our firm deliveries of B737 aircraft to 75 aircraft.

•	As of September 30, 2005, the number of aircraft in our fleet that are leased or owned are:

75 leased B717 aircraft and 11 leased B737 aircraft

8 owned B717 aircraft and 5 owned B737 aircraft

For the remainder of 2005, we plan to lease two additional B717 and four B737 aircraft.

•	During the second quarter of 2005, we hedged approximately 67% of our fuel consumption at a price per gallon of $1.63 raw product or $1.90 all-in.

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS

•	The following table contains our projections for the remainder of 2005/2006 capacity growth:

PERIOD	FORECASTED CAPACITY ADDITIONS
Q4 2005	25%
2006	20% To 25%

•	Current advance booked load factors for the fourth quarter are up year over year.

•	We currently expect a double digit year over year improvement in fourth quarter unit revenue.

•	Current competitors’ schedules suggest east coast capacity reductions in the fourth quarter of 2005.

•	Last years hurricanes impacted August – October revenues by $10 to $15 million,. This years hurricanes impacted revenues by approximately $4 million

•	In the fourth quarter we expect to close on additional financing relating to pre-delivery deposit financing of B737 2007 deliveries.

•	We project that our all-in price per gallon of fuel for 2005, including the benefits of hedging, will be in the range of $2.30-$2.35. The following table depicts the percentage of our expected fuel consumption that is hedged for 2005, 2006 and 2007:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (Raw Product)
Q4 2005	61.1%	$1.69
2006	16%	$1.55
2007	8%	$1.45

•	In addition we have fuel collars for approximately 32 percent of remaining 2005 fuel consumption and approximately 10 percent for 2006/2007 consumption. The following table depicts the percentage of our expected range of collars:

PERIOD	RANGE OF COLLARS
Q4 2005	$54-$65
2006	$51-$60
2007	$48-$56

•	We anticipate our non-fuel unit costs guidance for the fourth quarter to be up 1.5-2.5%.

•	Corporate income tax rate for full year 2005 is projected in the range of 35% to 37%.

•	We estimate non-aircraft related capital expenditures for 2005 will be in the range of $20 million to $25 million.